SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Hays Series Trust

Address of Principal Business Office:

17605 Wright Street, Suite 2

Omaha, Nebraska 68130

Telephone: 800-789-2194

Agent for Service of Process:

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO /   /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in Hauppauge, New York on the 23rd day of April, 2015.

 Signature: Hays Series Trust

 By:  /s/ James Ash

         James Ash, Trustee

Attest:  /s/ Sean Lawler